Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of ZKH Group Limited of our report dated March 7, 2023 relating to the financial statements of ZKH Group Limited, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Shenzhen, the People’s Republic of China

December 8, 2023